U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[x]  Form 4 Transactions Reported
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1.   Name and Address of Reporting Person*

Henry Hirsch
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   (Last)                            (First)              (Middle)

2839 Paces Ferry Road, Suite 1170
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                                    (Street)
Atlanta                                 GA                  30339
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Vinings Investment Properties Trust
VIPIS
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

12/1998
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Shares of Beneficial Interest,
without par value                     6/98           P5              12,002     (A)     $4.00    72,014          I         (1)
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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                                                                              Common
                                                                              Shares of
Series A Convertible                                                          Beneficial
Preferred Units             4/29/99   P4       588,235                        Interest   588,235  $4.25   596,735    I       (2)
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[FN]
Explanation  of  Responses:

(1) The 12,002 Shares reported herein are held in trust for the benefit of others, of which the reporting person's wife is a co-trustee. Consequently, the reporting person may be deemed to have an indirect pecuniary interest in the 12,002 shares. However, the reporting person disclaims beneficial ownership of those securities in which the reporting person may be deemed to have an indirect pecuniary interest, and this report shall not be deemed an admission that such person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(2) The reporting person is the General Partner of Kinder Gelt, L.P. that directly owns the 588,235 Series A Convertible Preferred Units ("Preferred Units"). Consequently, the reporting person may be deemed to have an indirect pecuniary interest in the Preferred Units.


/s/ Henry Hirsch                                                 10/4/00
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              Henry Hirsch                                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).